EXHIBIT N

                  BRYMARC CONSULTING AGREEMENT



          THIS BRYMARC CONSULTING AGREEMENT (this "Agreement"), is dated as of May 15, 1996, and entered into by and among Forever Yours, Inc., a California corporation ("FYI"), Styles on Video, Inc., a Delaware corporation and owner of 100% of the capital stock of FYI ("SOV"; and together with FYI, the "Companies"), and Brymarc Management ("Consultant"), with reference to the following facts:

          A. The Companies and International Digital Investors, L.P., a Delaware limited partnership ("IDI"), have entered into a Note and Preferred Stock Purchase Agreement dated as of May 14, 1996, as amended (the "Note Purchase Agreement"; capitalized terms used herein without definition having the meanings given thereto in the Note Purchase Agreement unless the context requires otherwise).

          B.   A condition to the closing of the Note Purchase
Agreement is the execution and delivery of this Agreement.

          C. The Companies desire to engage Consultant as a consultant and Consultant desires to accept such consulting arrangement on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the conditions and covenants contained herein, the parties hereto do hereby agree as follows:

          1. ENGAGEMENT. The Companies hereby jointly and severally engage Consultant, and Consultant hereby accepts such engagement with the Companies, under the terms and conditions hereafter set forth.

          2. DUTIES. Consultant shall consult with the Companies by advising and consulting with its officers, directors and employees with respect to various business, accounting and financial matters, and in particular with respect to the interpretation and implementation of the Business Plan.

          3. TERM. The term of this Agreement shall commence on the date hereof and shall terminate on the four month anniversary of the date of this Agreement (or upon earlier termination of this Agreement pursuant to Section 5).

          4. MONTHLY FEE AND EXPENSES. The Companies shall pay to Consultant as a monthly fee for services rendered by it pursuant hereto a consulting fee (the "Consulting Fee") of Twelve Thousand Five Hundred Dollars ($12,500.00), payable on the last day of each month commencing May 30, 1996. The Companies may defer payment of the Consulting Fee until the earlier of (i) December 31, 1996 or
(ii) the end of the second consecutive or non-consecutive month in which the Combined Operating Cash Flow was positive (the earlier of such dates being referred to herein as the "Deferral Termination Date"); provided that all deferred Consulting Fees shall be paid on a cumulative basis on the Deferral Termination Date. The Companies will jointly and severally reimburse Consultant for its reasonable out-of-pocket expenses incurred in the course of its engagement and in connection with the performance of its duties hereunder, upon presentation to the Companies in accordance with the Companies' policy of satisfactory evidence of such expenses.

          5. TERMINATION. This Agreement may be terminated by the Companies prior to its expiration if Consultant willfully fails, refuses, or neglects to perform its required services hereunder for a period of 30 days after receipt of written notice from the Companies of such failure to perform.

          6. PROPRIETARY INFORMATION. Upon termination of this Agreement, Consultant shall deliver to the Companies all books, records, lists of customers and other property belonging to the Companies or developed in connection with the business of the Companies and all copies thereof. Consultant shall not utilize confidential information of the Companies or their customers in rendering services to any other person or employer during the term of this Agreement and after the term of this Agreement shall not use such confidential information for any purpose. As used in this Agreement, "confidential information" shall mean any and all matters of a technical or business nature, excluding only such information Consultant proves was, at the time of disclosure, public knowledge, disclosed by the Companies or otherwise disclosed by Consultant in a manner not constituting a breach of this Agreement.

          7. INDEPENDENT CONTRACTOR. Consultant is an independent contractor and not a partner, joint venturer, employee or associate of the Companies or either of them and is not assuming and is not liable for any obligation now or hereafter incurred by the Companies or either of them. The Companies shall provide a Form 1099 for amounts paid to Consultant during the tax year and Consultant shall be solely responsible for the payment of all federal and state taxes related thereto.

          8. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if done in the following ways: (i) on the day of delivery if delivered personally during normal business hours on a business day (or if not, the next business day after delivery),
(ii) two (2) days after the date of mailing if mailed by registered or certified first class mail, postage prepaid, (iii) the next business day following deposit with an overnight air courier service which guarantees next day delivery, or (iv) when sent by facsimile when received if during normal business hours on a business day (or if not, the next business day after delivery) provided that such facsimile is legible and that at the time such facsimile is sent the sending party receives written confirmation of receipt (with a copy simultaneously sent by registered or certified mail return receipt requested), to the other party at the following address (or to such person or persons or such other address or addresses as a party may specify by notice pursuant to this provision):

               (a)  If to Consultant to:

                    Brymarc Management
                    23622 Calabasas Road, Suite 100
                    Calabasas, California  91302
                    Attention:  Brian Ezralow
                    Facsimile No.:  (818) 223-3536

                    with a copy to:

                    O'Melveny & Myers
                    400 South Hope Street
                    Los Angeles, California  90071
                    Attention:  Edward J. McAniff
                    Facsimile:  (213) 669-6407

               (b)  If to the Companies to:

                    Styles on Video, Inc.
                    Forever Yours, Inc.
                    667 Rancho Conejo Boulevard
                    Newbury Park, California  91320
                    Attention:  Board of Directors

                    With a copy to:

                    Christensen, White, Miller, Fink, Jacobs,
                    Glaser & Shapiro, LLP
                    2121 Avenue of the Stars
                    18th Floor
                    Los Angeles, California  90067
                    Attention:  Gary Jacobs
                    Facsimile:  (310) 556-2920

          9. SEVERABILITY AND GOVERNING LAW. Should any paragraph or subparagraph within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other paragraph or subparagraph in this Agreement. This Agreement is made and entered into in the State of California and the laws of said state shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

          10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          11. CAPTIONS AND SECTION HEADINGS. Paragraph titles or captions contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

          12. AMENDMENTS AND WAIVERS. This Agreement may be amended only by a written instrument signed by the Companies and by Consultant. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

          13. ASSIGNMENT, SUCCESSORS AND ASSIGNS. This Agreement may not be assigned or transferred by either party without the prior written consent of the other party. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

          14. ATTORNEYS' FEES. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

          15. FURTHER ASSURANCES. Each party hereto agrees to do all acts and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

          16. COMPLETE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete statement of the terms and conditions of their agreement and supersedes any prior understandings, instruments or agreements of the parties.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                              STYLES ON VIDEO, INC.


                              By: Nancy Galgas

                              Title: Chief Financial Officer


                              FOREVER YOURS, INC.


                              By: Dana Arnold

                              Title: President



                              BRYMARC MANAGEMENT


                              By: Gary Freedman

                              Title: Principal and
                                     Executive Vice President

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